Exhibit 99.1

50 Main Street
White Plains, New York 10606

NEWS
FOR IMMEDIATE RELEASE

Contact:
Investors: Fred Buonocore, K&F Industries Holdings, Inc.
(914) 448-2701
Media: Abby Aylman Cohen, Financial Dynamics
(212) 850-5600

K & F INDUSTRIES HOLDINGS, INC. REPORTS RESULTS FOR THE FIRST QUARTER

- Net income of $10 million, or $0.26 per diluted share -

- Record bookings of $122 million, up 25% -

- Revenues increase 3% to $91 million -

- Company increases full year revenue and Adjusted EBITDA guidance as a result of acquisition of Nasco Aircraft Brake, Inc. -

White Plains, NY – May 11, 2006 – K & F Industries Holdings, Inc. (NYSE:KFI) today reported its financial results for the first quarter ended March 31, 2006.

“We had a very successful first quarter,” stated Kenneth M. Schwartz, president and CEO of K & F Industries. “Continued strong demand for Aircraft Braking Systems Corporation (ABSC) products by regional and business jet operators coupled with growth in military fuel tank sales at Engineered Fabrics Corporation (EFC) drove our revenue expansion. Bookings were particularly strong, increasing 25% during the quarter, pointing to accelerating revenue growth as we move through the year. The productivity initiatives we implemented during 2005 have taken hold, driving a 12% increase in Adjusted EBITDA and an improvement in Adjusted EBITDA margin to 40%. We also followed through on our commitment to strengthening our financial position, using our cash flows generated from operations to reduce our debt level by $13 million during the quarter.”

Results for First Quarter 2006 Compared with First Quarter 2005

•                  Sales rose by 3% to $91 million

•                  ABSC sales increased $2 million, or 3% to $76 million

•                  EFC sales rose $350,000, or 2% to $15 million

•                  Adjusted EBITDA increased 12% to $36 million, or 40% of revenues as compared to $32 million, or 36% of revenues a year ago

•                  Interest expense was $13 million, compared to $18 million a year ago, reflecting the company’s debt reduction initiatives and rationalization of the company’s capital structure

•                  Net income applicable to common stockholders was $10 million, or $0.26 per diluted share, compared to a loss of $6 million, or a $0.45 loss per diluted share in the prior year

•                  Bookings increased 25% to a record $122 million and backlog was up 17% to $189 million

•                  First quarter consolidated market sector revenue performance was as follows:

•                  General aviation sales of $19 million were up 13% driven by strong business jet demand for wheels, brakes and braking systems

•                  Military revenues increased 5% to $25 million with ABSC and EFC contributing equally to the growth

•                  Commercial transport sales declined $1 million to $47 million

•                  Cash and cash equivalents was $29 million after a $13 million reduction in debt

See the attached tables for a reconciliation of net income to EBITDA and Adjusted EBITDA for the 2006 and 2005 periods.

Recent Highlights

Aircraft Braking Systems Acquires Wheel and Brake Manufacturer

•                  Subsequent to the end of the quarter, ABSC acquired Nasco Aircraft Brake, Inc., a FAA-certified supplier of aircraft wheel and brake components for the military and commercial aircraft markets for approximately $19 million. The acquisition augments the company’s existing manufacturing capacity and provides access to aircraft programs not currently utilizing ABSC wheels and brakes. Nasco products are installed on a variety of aircraft produced by airframe manufacturers such as Boeing, Fokker, Northrop Grumman, Lockheed Martin, and General Dynamics.

Engineered Fabrics Corporation Wins Boeing Military Contract

•                  During the quarter EFC was selected by Boeing to supply fuel tanks for the B-52 bomber. The four-year agreement to provide flexible bladder fuel tanks, tooling and engineering to Boeing is expected to generate an estimated $14 million in sales for K & F over the term of the contract. The company expects to deliver initial orders to Boeing during the first quarter of 2007.

“I remain confident in our ability to hit our targets this year for revenue, profitability and cash flow,” Mr. Schwartz continued. “Our core businesses are well-positioned for growth, particularly in the aftermarket for regional and business jet wheels and brakes, as well as in wheels, brakes and fuel tanks for the military market. In addition, our recent acquisition of Nasco is expected to add to our sales and operating profit for the year, and to be accretive to earnings per diluted share in 2007, following its integration into our business.”

2006 Guidance

As a result of the acquisition of Nasco and based on current market conditions, the company expects its 2006 financial performance to be as follows:

•                  Revenues for the year are expected to increase by 6% to 8%, up from previous guidance of 4% to 6% growth, to between $408 million and $415 million

•                  Adjusted EBITDA is expected to increase by 9% to 11%, up from previous guidance of 7% to 10% growth, to between $160 million and $163 million

•                  Diluted earnings per share is expected to reach between $1.22 and $1.27

•                  Free cash flow(1) is expected to be approximately $40 million

Conference Call

K & F Industries Holdings, Inc. will conduct its quarterly conference call, hosted by president and CEO, Kenneth M. Schwartz, beginning at 10:00 a.m. ET today. To participate, please dial (719) 457-2645 approximately 15 minutes prior to the scheduled start of the call. A replay will be available beginning approximately two hours after the call ends through 11:59 p.m. on May 17, 2006 by dialing (719) 457-0820, access code: 6582444.

A live audio webcast of the conference call will be accessible through a link at K & F Industries’ website at www.kandfindustries.com. Please visit the site fifteen minutes prior to the call to download and install any necessary audio software.

K & F Industries Holdings, Inc., is a worldwide leader in the manufacture of wheels, brakes and brake control systems for commercial transport, general aviation and military aircraft and is a major producer of aircraft fuel tanks, de-icing equipment and specialty coated fabrics used for storage, shipping, environmental and rescue applications for commercial and military use.

Forward Looking Statements

Some statements and information contained herein are not historical facts, but are “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition, the Company or its representatives have made and may continue to make forward-looking statements, orally, in writing or in other contexts, such as in reports filed with the SEC or in press releases. These forward-looking statements may be identified by the use of forward-looking terminology, such as “believes,” “expects,” “may,” “should” or the like, the negative of these words or other variations of these words or comparable words, or discussion of strategy that involves risk and uncertainties. We caution you that these forward-looking statements are only predictions, and actual events or results may differ materially as a result of a wide variety of factors and conditions, many of which are beyond our control. Some of these factors and conditions include: (i) government or regulatory changes, (ii) dependence on our subsidiary, Aircraft Braking Systems Corporation, for operating income, (iii) competition in the market for our products, and (iv) our substantial indebtedness. For more information see the section entitled “Risk Factors” contained in our Form 10-K and information in our other periodic reports filed with the SEC. We undertake no obligation to revise these statements following the date of this press release.

(1) Represents cash flow from operations less capital expenditures.

(Tables follow)

K & F INDUSTRIES HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except per share data)

	Three Months Ended March 31,
	2006	2005

Sales	$91,062	$88,690

Cost of Sales	49,201	60,466 (1)

Gross Profit	41,861	28,224

Independent Research and Development Costs	4,039	3,833

Selling, General and Administrative Expenses	7,142	7,548

Amortization of Intangible Assets	1,710	3,014

Operating Income	28,970	13,829

Interest and Investment Income	321	63

Interest Expense	(13,436)	(18,375)

Income (Loss) Before Income Taxes	15,855	(4,483)

Income Tax (Provision) Benefit	(5,556)	1,511

Net Income (Loss)	10,299	(2,972)

Preferred Stock Dividends	—	(3,063)

Income (Loss) Applicable to Common Stockholders	$10,299	$(6,035)

Basic Earnings (Loss) Per Share	$.26	$(.45)

Basic Weighted Average Common Shares	39,603	13,300

Diluted Earnings (Loss) Per Share	$.26	$(.45)

Diluted Weighted Average Common Shares	40,245	13,300

(1)          Included in cost of sales for the three months ended March 31, 2005 is an inventory purchase accounting charge of $12,084.

K & F INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL DATA

(In thousands)

	Three Months Ended March 31,
	2006	2005

Capital Expenditures	$6,296	$418

Bookings	122,403	97,637

Backlog	189,105	162,182

Cash and Cash Equivalents	29,240	20,244

Accounts Receivable	45,633	41,061

Inventory	63,498	54,604

Accounts Payable	17,542	15,347

Total Debt	753,577	827,455

Shareholders’ Equity	335,271	220,584

K & F INDUSTRIES HOLDINGS, INC.

RECONCILIATION OF NET INCOME TO NON-GAAP EARNINGS (LOSS) BEFORE

INTEREST EXPENSE, INCOME TAXES, DEPRECIATION AND AMORTIZATION, NON-RECURRING CHARGES AND STOCK-BASED COMPENSATION

(ADJUSTED EBITDA)

(In thousands)

	Three Months Ended March 31,
	2006	2005

Adjusted EBITDA	$36,036	$32,111

Less Adjustments:

Stock-Based Compensation	312	65

Inventory Purchase Accounting Charge	—	12,084

EBITDA	35,724	19,962

Less:

Depreciation and Amortization	6,754	6,133

Operating Income	28,970	13,829

Less:

Interest Expense, net	13,115	18,312

Income Tax Provision (Benefit)	5,556	(1,511)

Net Income (Loss)	$10,299	$(2,972)

EBITDA represents net income before interest expense, income taxes and depreciation and amortization. Adjusted EBITDA is EBITDA as further adjusted to exclude inventory purchase accounting adjustments and stock-based compensation. These definitions of EBITDA and adjusted EBITDA may not be comparable to similarly titled measures of other companies. Neither of these calculations is a measure of financial performance under accounting principles generally accepted in the United States of America. We believe they provide a basis to measure our operating performance, apart from the expenses associated with our physical plant or capital structure, but neither should be considered in isolation or as a substitute for operating income, cash flows from operating activities or other measures of performance. A reconciliation of EBITDA and adjusted EBITDA is presented above.

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